Exhibit (j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated August 28, 2025, relating to the financial statements and financial highlights of MFG Core Infrastructure Fund (formerly Frontier MFG Core Infrastructure Fund) and MFG Global Sustainable Fund (formerly Frontier MFG Global Sustainable Fund), each a series of MFG Funds, Inc. (formerly Frontier Funds, Inc.), which are included in Form N-CSR for the year ended June 30, 2025, and to the references to our firm under the headings “Financial Highlights” in the Prospectuses and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

/s/ Cohen & Company, Ltd.

COHEN & COMPANY, LTD.

Greenwood Village, Colorado

October 27, 2025